Exhibit 99.1

            CARNIVAL CORPORATION & PLC REPORTS FIRST QUARTER EARNINGS

      MIAMI (March 16, 2007) - Carnival Corporation & plc (NYSE/LSE:  CCL; NYSE:
CUK) reported net income of $283 million, or $0.35 diluted EPS, on revenues of $2.69 billion for its first quarter ended February 28, 2007. Net income for the first quarter of 2006 was $251 million, or $0.31 diluted EPS, on revenues of $2.46 billion.

      First quarter revenues increased by 9.1 percent driven by a 7.4 percent increase in cruise capacity and a 1.7 percent increase in gross cruise revenue yields (revenue per available lower berth day). Net revenue yields for the first quarter of 2007 increased 0.3 percent compared to the prior year. Adjusting for the effect of movement in currency exchange rates, net revenue yields as measured on a local currency basis ("constant dollar basis") decreased 2.1 percent compared to the same period last year.

      Net cruise costs per available lower berth day ("ALBD") for the first quarter of 2007 increased 1.3 percent compared to costs for the same period last year. On a constant dollar basis, net cruise costs per ALBD decreased 1.3 percent from the same period last year. Gross cruise costs per ALBD increased
2.9 percent compared to the prior year.

      Carnival Corporation & plc Chairman and CEO Micky Arison noted the first quarter continued the trend seen in recent quarters of strong growth in cruise revenue yields from the company's European cruise brands offsetting pricing weakness in the Caribbean.

      "The Caribbean remains the world's top cruising region, with excellent year-round weather, beautiful beaches, great shopping and a welcome hospitality
- all within easy reach of millions of North American vacationers," Arison noted. "Despite a soft pricing environment in this segment, we'll carry a record number of guests to the Caribbean this year," he added.

      Arison further noted, "Booking trends for the Caribbean over the past few weeks indicate that consumers are recognizing the extraordinary value of warm water cruises." In mid-February, the company indicated that bookings since the beginning of January through February 4 were up over last year but less than its 2007 capacity increase. Since that time, the company has noted a significant increase in booking volumes over the prior year with the increase well above the 2007 capacity increase, especially for Carnival Cruise Lines' Caribbean programs, although pricing is below last year's levels.

Outlook for 2007

      On a cumulative basis, occupancy on a capacity adjusted basis for advance bookings taken for the last nine months of 2007 is slightly ahead of last year. Pricing on a cumulative basis is down slightly compared to last year (down 2 percent in constant dollars).

      Based on current internal forecasts, the company continues to expect net revenue yields for full year 2007 to be flat to up slightly (down 1 to 2 percent on a constant dollar basis), compared to last year. Net cruise costs per

ALBD for 2007 are expected to be flat to up slightly (down 1 to 2 percent on a constant dollar basis), compared to 2006. The company's cost guidance for fuel is based on the current forward curve for the last nine months of 2007 of $318 per metric ton, compared to an average price of $341 per metric ton for the last nine months of 2006. The company's guidance is also based on currency exchange rates of $1.32 to the euro and $1.94 to sterling. The company continues to expect earnings in 2007 to be in the range of $2.90 to $3.10 per share, compared to $2.77 per share in 2006.

      For the second quarter of 2007, the company expects net revenue yields to be down slightly (down approximately 2 to 3 percent on a constant dollar basis), compared to last year. Net cruise costs per ALBD in the second quarter of 2007 are expected to be approximately the same as 2006 (down 1 to 2 percent on a constant dollar basis). Based on these estimates, the company expects that diluted earnings per share for the second quarter of 2007 will be in the range of $0.45 to $0.47, compared to $0.46 in the second quarter of 2006. The 2007 guidance includes the impact of the previously announced cancelled voyages, which are expected to reduce second quarter earnings by approximately $0.02 per share.

      In recent months Carnival has embarked on a number of initiatives to increase its presence globally. In Spain, the company has signed a letter of intent to form a joint venture with Iberojet, Spain's largest travel company, which is expected to be completed in 2007. The joint venture, which will be 75 percent owned by Carnival, will operate Iberojet's current fleet of two modern cruise ships under the Ibero Cruise brand. The joint venture plans to grow that fleet over the next several years through the acquisition of existing tonnage from Carnival Corporation & plc's current fleet.

      The previously announced letter of intent to form a joint venture with TUI AG, the world's largest tour operator, is expected to close during 2007. The proposed joint venture will develop, market and operate two cruise brands - Carnival's existing AIDA Cruises and a new TUI Cruises brand aimed at a more mature clientele - both designed for the German-speaking holiday market.

      Also, the proposed sale of the Windstar Cruises brand, a unit of Holland America Line, to Ambassadors International Inc., is expected to close in the second quarter of 2007 for $100 million. The sale of Windstar is a strategic move allowing the company to focus on its core growth brands.

      All of the above noted transactions are subject to regulatory approvals, including approval by competition authorities.

      Carnival has scheduled a conference call with analysts at 10:00 a.m. EDT (14.00 London time) today to discuss its 2007 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises and P&O Cruises Australia.

      Together, these brands operate 82 ships totaling 147,000 lower berths with 19 new ships scheduled to enter service between April 2007 and June 2011. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, wherever possible, to identify these statements by using words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, which may adversely impact the levels of Carnival Corporation & plc's potential vacationers' discretionary income and this group's confidence in the U.S. economy, and thereby reduce the net revenue yields for the cruise brands; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service and other world events, and their impact on the demand for cruises; accidents, unusual weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises, and the impact of the spread of contagious diseases, affecting the health, safety, security and vacation satisfaction of passengers; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc's in particular, could impact the demand for Carnival Corporation & plc's cruises; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; changes in and compliance with the environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operates, including the implementation of U.S. regulations requiring U.S. citizens to obtain passports for sea travel to or from additional foreign destinations; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and fuel, food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; Carnival Corporation & plc's future operating cash flow may not be sufficient to fund future obligations and Carnival Corporation & plc may not be able to obtain financing, if necessary, on terms that are favorable or consistent with its expectations; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc's guests; Carnival Corporation & plc's ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; the continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; Carnival Corporation & plc's decisions to self-insure against various risks or inability to obtain insurance for certain risks; disruptions to Carnival Corporation & plc's software and other information technology systems; continued availability of attractive port destinations; risks associated with the DLC structure, including the uncertainty of its tax status; risks associated with operating internationally; the impact of pending or threatened litigation; and Carnival Corporation & plc's ability to successfully implement cost reduction plans. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                           INVESTOR RELATIONS CONTACT
US                                       US/UK
Carnival Corporation & plc               Carnival Corporation & plc
Tim Gallagher                            Beth Roberts
1 305 599 2600, ext. 16000               1 305 406 4832

UK
Brunswick Group
Richard Jacques/Sophie Brand
44 (0) 20 7404 5959

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         Three Months Ended February 28,
                                                                         -------------------------------
                                                                             2007              2006(1)
                                                                             ----              ----
                                                                      (in millions, except per share data)
Revenues
   Cruise
     Passenger tickets                                                     $   2,050         $   1,910
     Onboard and other                                                           626               539
   Other                                                                          12                14
                                                                           ---------         ---------
                                                                               2,688             2,463
                                                                           ---------         ---------
Costs and Expenses
   Operating
     Cruise
        Commissions, transportation and other                                    471               408
        Onboard and other                                                        111                97
        Payroll and related                                                      311               272
        Fuel                                                                     220               214
        Food                                                                     175               152
        Other ship operating                                                     386               357(2)
     Other                                                                        17                16
                                                                           ---------         ---------
     Total                                                                     1,691             1,516
   Selling and administrative                                                    384               366
   Depreciation and amortization                                                 260               232
                                                                           ---------         ---------
                                                                               2,335             2,114
                                                                           ---------         ---------

Operating Income                                                                 353               349
                                                                           ---------         ---------

Nonoperating (Expense) Income
   Interest income                                                                10                 7
   Interest expense, net of capitalized interest                                 (84)              (76)
   Other expense, net                                                                              (15)(3)
                                                                           ---------         ---------
                                                                                 (74)              (84)
                                                                           ---------         ---------

Income Before Income Taxes                                                       279               265

Income Tax Benefit (Expense), Net                                                  4               (14)
                                                                           ---------         ---------

Net Income                                                                 $     283         $     251
                                                                           =========         =========

Earnings Per Share
   Basic                                                                   $    0.36         $    0.31
                                                                           =========         =========
   Diluted                                                                 $    0.35         $    0.31
                                                                           =========         =========

Dividends Per Share                                                        $   0.275         $    0.25
                                                                           =========         =========

Weighted-Average Shares Outstanding - Basic                                      793               809
                                                                           =========         =========
Weighted-Average Shares Outstanding - Diluted                                    829               838
                                                                           =========         =========

(1) Reclassifications have been made to certain 2006 amounts to conform to the current period presentation as a result of adopting a new chart of accounts in connection with the initial implementation of a new worldwide accounting system.

(2) Retrospectively adjusted for the 2006 change in the company's method of accounting for dry-dock costs from the deferral method to the direct expense method, which resulted in a $29 million increase in other ship operating costs.

(3) Includes a $10 million expense for a non-cruise investment write-down and $5 million for a litigation reserve.

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                                      Three Months Ended February 28,
                                                      -------------------------------
                                                       2007                     2006
                                                       ----                     ----
                                               (in millions, except statistical information)
STATISTICAL INFORMATION
   Passengers carried (in thousands)                     1,750                     1,523(1)
   Available lower berth days(2)                    12,818,818                11,936,438
   Occupancy percentage                                  104.1%                    104.2%(3)
   Fuel cost per metric ton(4)                    $        301              $        319

SEGMENT INFORMATION
   Revenues
     Cruise                                       $      2,676              $      2,449
     Other                                                  14                        16
     Intersegment elimination                               (2)                       (2)
                                                  ------------              ------------
                                                  $      2,688              $      2,463
                                                  ============              ============
   Operating expenses
     Cruise                                       $      1,674              $      1,500
     Other                                                  19                        18
     Intersegment elimination                               (2)                       (2)
                                                  ------------              ------------
                                                  $      1,691              $      1,516
                                                  ============              ============

   Selling and administrative expenses
     Cruise                                       $        376              $        355
     Other                                                   8                        11
                                                  ------------              ------------
                                                  $        384              $        366
                                                  ============              ============

   Depreciation and amortization                  $        251              $        224
     Cruise                                                  9                         8
                                                  ------------              ------------
     Other                                        $        260              $        232
                                                  ============              ============

   Operating income (loss)
     Cruise                                       $        375              $        370
     Other                                                 (22)                      (21)
                                                  ------------              ------------
                                                  $        353              $        349
                                                  ============              ============

(1) Passengers carried in 2006 does not include any passengers for the three ships chartered to the Military Sealift Command ("MSC") in connection with the Hurricane Katrina relief efforts.

(2) Available lower berth days is a standard measure of passenger capacity for the period. It assumes that each cabin we offer for sale accommodates two passengers. ALBDs are computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(3) Occupancy percentage in 2006 includes the three ships chartered to the MSC at 100% occupancy.

(4) Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

                           CARNIVAL CORPORATION & PLC
                           NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                                            Three Months Ended February 28,
                                                            -------------------------------
                                                                2007              2006
                                                                ----              ----
                                                       (in millions, except ALBDs and yields)
      Cruise revenues
          Passenger tickets                                 $      2,050      $      1,910
          Onboard and other                                          626               539
                                                            ------------      ------------
      Gross cruise revenues                                        2,676             2,449
      Less cruise costs
          Commissions, transportation and other                     (471)             (408)
          Onboard and other                                         (111)              (97)
                                                            ------------      ------------
      Net cruise revenues (1)                               $      2,094      $      1,944
                                                            ============      ============

      ALBDs                                                   12,818,818        11,936,438
                                                            ============      ============

      Gross revenue yields (1)                              $     208.72      $     205.15
                                                            ============      ============

      Net revenue yields (1)                                $     163.32      $     162.81
                                                            ============      ============

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                            Three Months Ended February 28,
                                                            -------------------------------
                                                                2007              2006
                                                                ----              ----
                                                     (in millions, except ALBDs and costs per ALBD)
      Cruise operating expenses                             $      1,674      $      1,500
      Cruise selling and administrative expenses                     376               355
                                                            ------------      ------------
      Gross cruise costs                                           2,050             1,855
      Less cruise costs included in net cruise revenues
          Commissions, transportation and other                     (471)             (408)
          Onboard and other                                         (111)              (97)
                                                            ------------      ------------
      Net cruise costs (1)                                  $      1,468      $      1,350
                                                            ============      ============

      ALBDs                                                   12,818,818        11,936,438
                                                            ============      ============

      Gross cruise costs per ALBD (1)                       $     159.91      $     155.42
                                                            ============      ============

      Net cruise costs per ALBD (1)                         $     114.50      $     113.08
                                                            ============      ============

                       NOTE TO NON-GAAP FINANCIAL MEASURES

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

      Net cruise costs per ALBD is the most significant measure we use to monitor our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs that are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

      We also monitor these two non-GAAP financial measures assuming the 2007 currency exchange rates have remained constant with the 2006 comparable period rates, or on a "constant dollar basis," in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure indicating the actual growth of our operations in a fluctuating currency exchange rate environment. On a constant dollar basis, net cruise revenues and net cruise costs would be $2.04 billion and $1.43 billion for the three months ended February 28, 2007, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $2.60 billion and $1.99 billion for the three months ended February 28, 2007, respectively. In addition, our non-U.S. cruise operations depreciation and net interest expense were impacted by changes in exchange rates for the three months ended February 28, 2007, compared to the same period in 2006.